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MORGAN STANLEY DEAN WITTER

                                                                October 22, 1999

Board of Directors
Columbia Energy Group
13880 Dulles Corner Lane
Herdon, VA 20171-4600

Members of the Board:

    We understand that on October 18, 1999, CEG Acquisition Corp. ("Subsidiary"), a wholly owned subsidiary of NiSource Inc. ("Bidder"), amended and supplemented its tender offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Columbia Energy Group ("Target" or the "Company"), other than shares of Common Stock owned by the Bidder and its affiliates, at a price of $74.00 per share net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 25, 1999, as amended as of October 18, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Bidder Offer"). The terms of the Bidder Offer are more fully set forth in the
Schedule 14D-1, as amended and supplemented as of October 18, 1999 (the "Schedule 14D-1") filed by Subsidiary and Bidder with the Securities and Exchange Commission on June 25, 1999.

    You have asked for our opinion as to whether the Bidder Offer is adequate from a financial point of view to the holders of Common Stock other than Bidder and its affiliates.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating date concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity for the Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii)reviewed the Offer to Purchase, the Schedule 14D-1 and certain related documents;

    (ix) reviewed a report from the Ryder Scott Company dated January 27, 1999, regarding the reserves, future production and income attributable to certain leasehold and royalty interests of Columbia Natural Resources Corporation (the "Ryder Scott Report"); and

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.
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                                                      MORGAN STANLEY DEAN WITTER

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposed of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals; however, we have reviewed the Ryder Scott Report and have relied without independnt verification upon such report for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with an analysis of the Offer to Purchase and the Bidder Offer, and will receive a fee for our services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Bidder Offer with the Securities and Exchange Commission. This opinion is not intended to be and shall not constitute a recommendation to any holder of Common Stock as to whether to tender shares of Common Stock pursuant to the Bidder Offer.

    Based on the foregoing, we are of the opinion on the date hereof that the Bidder Offer is inadequate from a financial point of view to the holders of Common Stock other than Bidder and its affiliates.

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                                                       Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:
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                                                                          Daniel B. More
                                                                        MANAGING DIRECTOR
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